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                            AGREEMENT

          THIS AGREEMENT, made and entered into this 1st day of July, 1993, by and between MARSHALL & ILSLEY CORPORATION ("M&I") and MICHAEL J. REVANE ("Revane").
          WHEREAS, Revane has had long service with M&I and its subsidiaries in an executive capacity and now desires to take early retirement; and
          WHEREAS, Revane's experience, knowledge and relationship is of significant value to M&I and M&I desires to retain Revane in a consulting capacity; and
          WHEREAS, the parties desire to set forth the terms and conditions of Revane's early retirement.
          NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
          1. Early Retirement. Revane hereby delivers notice of his early retirement, effective November 30, 1993, upon the terms and conditions set forth in this Agreement, and conditioned upon the receipt of the items to be provided to him hereunder. Such effective date may be adjusted upon the consent of both Revane and M&I. The effective date, as adjusted, is hereinafter referred to as the "Effective Date." Prior to the Effective Date, Revane agrees to serve, and M&I agrees to employ Revane, in his current full-time position subject to his existing duties and obligations and agreements, including but not limited to his

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Employment Agreement with M&I.  In the event that Revane should terminate employment prior to the Effective Date, whether due to death, disability, voluntary termination or involuntary termination, he shall be subject to and receive the benefits of such plans, practices, and programs then in effect, and this Agreement shall be null and void and of no further force or effect. Upon Revane's early retirement hereunder, upon the Effective Date all agreements applicable only during his employment, such as his group-term life insurance and Employment Agreement with M&I, shall terminate.
          2. Effects of Early Retirement. Upon early retirement of Revane in accordance with this Agreement, the following shall occur:
               (a) Bonus. To the extent Revane has not received all of his regular compensation through the Effective Date, or the bonus for periods which precede the Effective Date, Revane shall receive the unpaid salary and shall receive a prorated bonus for such period. The amount of the bonus, unless otherwise agreed to by M&I and Revane, shall be paid at the same rate as the bonus received by Revane for the preceding year.
               (b)  Key Restricted Stock.  The Stock Option
     Committee has determined that Revane's early retirement under the conditions set forth herein shall qualify as early retirement under the terms of applicable stock plans of M&I.

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     Accordingly, in accordance with the plans, at the Effective
     Date, the options of M&I to repurchase at a favorable price the key restricted stock held by Revane shall terminate, and Revane shall thereafter hold such stock free of all such restrictions, provided that he makes adequate arrangements with M&I for any withholding or employment taxes due at such time.
               (c) Options. The Stock Option Committee has determined that Revane's early retirement under the conditions set forth herein shall qualify as early retirement under the terms of applicable stock plans of M&I. Accordingly, in accordance with the plans, at the Effective Date, any options held by Revane to acquire M&I stock which have not yet vested shall vest, and the options shall thereafter be exercisable in accordance with their terms.
               (d)  Non-Qualified Retirement Benefit Plan.
     Revane is a participant in the Marshall & Ilsley Corporation Non-Qualified Retirement Benefit Plan dated December 12, 1991 (the "Non-Qualified Retirement Benefit Plan"). Solely for purposes of the Non-Qualified Retirement Benefit Plan, M&I hereby confirms that, for so long as Revane is engaged as a Consultant to M&I pursuant to the Consulting Agreement (as hereinafter defined), Revane shall continue to be treated as in the employ of M&I for purposes of establishing

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     benefits for Revane under the Non-Qualified Retirement
     Benefit Plan.
               (e) Severance. As severance to Revane for his many years of service, M&I shall make thirty-six (36) monthly payments of $10,277.78 to Revane commencing on January 1, 1996, and continuing on the same day of each succeeding month thereafter until December 1, 1998 (such period of payments is hereinafter referred to as the "Payment Period"). In the event of Revane's death prior to December 1, 1998, in lieu of the foregoing, payments shall be made to his estate or beneficiary acceptable to M&I that Revane designates to M&I in writing, only as follows:
                    (i)  In the event of Revane's death after
          November 30, 1993 and before December 1, 1995, his estate or designated beneficiary shall receive a lump sum payment equal to $70,000.00 multiplied by a fraction, the numerator of which is the number of whole months between November 30, 1993, and the date of death, and the denominator of which is twenty-four
          (24); and
                    (ii)  In the event of Revane's death after
          November 30, 1995, his estate or designated beneficiary shall receive monthly payments over the remaining Payment Period equal to $1,944.44 per month.

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               (f)  Split-Dollar Insurance.  Revane has a split-
     dollar insurance arrangement with M&I pursuant to which M&I has paid the premiums on two (2) life insurance policies on the life of Revane and has a right of repayment of such premiums upon termination of the arrangement. For so long as Revane is engaged as a consultant to M&I pursuant to the Consulting Agreement (as hereinafter defined) M&I shall continue to pay the premium on such policies. Upon the termination of the consulting services under the Consulting Agreement, M&I shall be entitled to the return of all its premiums and any other amounts due it under the split-dollar arrangement.
               (g)  Withholding.  M&I shall be entitled to
     withhold from any amounts paid to Revane hereunder any withholding or other employment taxes which it is required to withhold.
          3. Consulting. On the Effective Date, Revane and M&I shall enter into a Consulting Agreement in the form of the Consulting Agreement attached as Exhibit 3 attached hereto (the "Consulting Agreement").
          4. Miscellaneous. This Agreement shall be binding upon the parties hereto and their heirs, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. This Agreement and the attached exhibit supersede all other agreements between the

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parties hereto covering the subject matter hereof.  This
Agreement may not be amended or modified unless such amendment or modification is agreed to in writing and signed by all parties hereto.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.


                              MARSHALL & ILSLEY CORPORATION


                              By /s/ J.B. Wigdale
                                 ___________________________


                               /s/ Michael J. Revane
                              ______________________________
                              Michael J. Revane